EXHIBIT 99.1

Havertys Reports Earnings for Second Quarter 2016

ATLANTA, GEORGIA, August 1, 2016 -- HAVERTYS (NYSE: HVT and HVT.A) reports earnings per share of $0.24 for the second quarter ended June 30, 2016 compared to $0.21 for the same period of 2015.  The earnings per share for the six months ended June 30, 2016 is $0.45 compared to $0.48 for the same period in 2015.

Clarence H. Smith, chairman, president and chief executive officer, said, "We are pleased with our solid sales increases in the second quarter following the soft results in the first quarter and encouraged by third quarter results to date. Our second quarter earnings are up compared to the prior year even with higher fixed costs, primarily from our new locations still in their market share development stage.  We are also experiencing higher personnel investments for health benefits costs and wages.

We are focused on reducing costs and improving operations, measured store growth and returns to shareholders.  We recently completed the expansion of our Florida Distribution Center in Lakeland which will allow us to more efficiently service its markets while reducing handling and inbound freight costs. Our College Station, Texas store will open later this month and a Charlottesville, Virginia location in early October, both new markets for Havertys.  We are also closing an older location in Florida where customers can be served by newer stores.  During the first half of the year, we generated $10.6 million in operating cash flow and returned $25.7 million to shareholders via dividend and share repurchases.

The macro environment for new and existing home sales remains positive but slower economic growth and shocks from political and world events remain a concern.  We believe our position and plans will garner market share gains, improve profitability and returns to shareholders."

Financial Highlights

Second Quarter 2016 Compared to Second Quarter 2015

•	As previously announced, net sales increased 3.8% to $194.8 million. Comparable store sales rose 3.8%.
•
Written total and comparable store sales both rose 6.0%.  Havertys' stores are closed for Easter and the positive impact on the second quarter written sales from the holiday occurring in March this year versus April last year is estimated at 1.5%.

•	Average written ticket was up 2.2% and custom upholstery written business rose 7.1%.
•	Gross profit margins increased 10 basis points to 53.5%.
•
SG&A costs as a percent of sales were 49.6% in 2016 and 49.4% in 2015. Total SG&A dollars increased $4.0 million due to increases in administrative costs of $2.1 million largely due to health benefits costs, selling expense of $1.2 million, occupancy costs of $0.7 million and a decrease in advertising expense of $0.3 million.

•
Other income includes a $1.9 million gain from the insurance recovery for inventory and the minimum liquidated value of the building destroyed by a storm at our Lubbock, Texas location.  Additional gains for the building's full replacement cost will be recognized in future quarters.

•	We repurchased 1,149,042 shares of common stock for $21.0 million.

NEWS RELEASE – AUGUST 1, 2016

Six Months ended June 30, 2016 Compared to Same Period of 2015

•	Net sales were up 2.7% to $389.3 million. Comparable store sales were up 2.3%.
•	Average ticket rose 1.7% and custom upholstery orders increased 5.5%.
•	Gross profit margins were up 10 basis points to 53.6% compared to 53.5%.
•
SG&A costs as a percent of sales increased to 49.6% compared to 48.8%.  Total SG&A dollars increased $8.0 million as a result of rising administrative expenses of $2.7 million mostly due to health benefits costs, increases in selling expenses of $2.0 million, occupancy costs of $1.5 million, warehouse and delivery expenses of $0.9 million, and $0.9 million for advertising because of higher spending in the first quarter.

Expectations and Other

•
Total delivered sales for the third quarter to date of 2016 are up approximately 3.8% over the same period last year and comparable store sales are up 3.9%. Total written sales for the third quarter to date of 2016 are up approximately 3.8% over the same period last year and written comparable store sales are up 3.6%.

•	Our previous guidance on gross profit margins for the full year 2016 is unchanged at 53.5%.
•
We expect our fixed and discretionary type expenses for the full year of 2016 will be $252 million, the high end of our previous estimated range due to increased group medical costs.  The $252.0 million compares to $240.9 million for the same expenses in 2015.  The estimated variable type costs within SG&A for the full year of 2016 remains at 17.9%, the same as 2015.

•	We expect to increase selling square footage approximately 1.4% in 2016. Total capital expenditures are estimated to be approximately $32.0 million in 2016.

NEWS RELEASE – AUGUST 1, 2016

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, except per share data – Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net sales	$194,774	$187,732	$389,285	$379,063
Cost of goods sold	90,614	87,550	180,706	176,234
Gross profit	104,160	100,182	208,579	202,829
Credit service charges	54	69	119	142
Gross profit and other revenue	104,214	100,251	208,698	202,971

Expenses:
Selling, general and administrative	96,711	92,744	193,064	185,048
Provision for doubtful accounts	111	61	215	84
Other income, net	(1,911)	(921)	(2,093)	(947)
Total expenses	94,911	91,884	191,186	184,185

Income before interest and income taxes	9,303	8,367	17,512	18,786
Interest expense, net	541	528	1,163	1,019

Income before income taxes	8,762	7,839	16,349	17,767
Income tax expense	3,388	3,006	6,306	6,815
Net income	$5,374	$4,833	$10,043	$10,952

Basic earnings per share:
Common Stock	$0.25	$0.21	$0.46	$0.49
Class A Common Stock	$0.24	$0.20	$0.44	$0.46

Diluted earnings per share:
Common Stock	$0.24	$0.21	$0.45	$0.48
Class A Common Stock	$0.23	$0.20	$0.43	$0.46

Basic weighted average shares outstanding:
Common Stock	19,645	20,600	19,883	20,585
Class A Common Stock	2,027	2,079	2,029	2,080

Diluted weighted average shares outstanding:
Common Stock	21,989	22,955	22,243	22,967
Class A Common Stock	2,027	2,079	2,029	2,080

Cash dividends per share:
Common Stock	$0.100	$0.080	$0.200	$0.160
Class A Common Stock	$0.095	$0.075	$0.190	$0.150

NEWS RELEASE – AUGUST 1, 2016

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	June 30, 2016	December 31, 2015	June 30, 2015
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$48,525	$70,659	$66,701
Investments	1,250	12,725	6,500
Restricted cash and cash equivalents	8,017	8,005	8,002
Accounts receivable	4,572	5,948	6,107
Inventories	109,942	108,896	112,345
Prepaid expenses	15,912	6,137	9,434
Other current assets	5,601	6,341	6,761
Total current assets	193,819	218,711	215,850

Accounts receivable, long-term	511	655	678
Property and equipment	238,014	229,283	231,486
Deferred income taxes	18,423	17,245	17,897
Other assets	6,184	5,357	7,082
Total assets	$456,951	$471,251	$472,993

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$25,375	$27,815	$23,769
Customer deposits	27,809	21,036	30,038
Accrued liabilities	34,531	42,060	34,504
Deferred income taxes	—	—	5,689
Current portion of lease obligations	3,341	3,051	2,928
Total current liabilities	91,056	93,962	96,928

Lease obligations, less current portion	52,179	50,074	50,712
Other liabilities	25,776	25,476	26,129
Total liabilities	169,011	169,512	173,769

Stockholders' equity	287,940	301,739	299,224
Total liabilities and stockholders' equity	$456,951	$471,251	$472,993

NEWS RELEASE – AUGUST 1, 2016

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands – Unaudited)

	Six Months Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,043	$10,952
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,992	12,503
Share-based compensation expense	2,163	2,160
Gain on insurance recovery	(1,914)	—
Proceeds from insurance recovery for destroyed inventory	1,041	—
Provision for doubtful accounts	215	84
Other	(747)	621
Changes in operating assets and liabilities:
Accounts receivable	1,305	1,008
Inventories	(1,046)	(5,206)
Customer deposits	6,773	6,351
Other assets and liabilities	(10,927)	(3,022)
Accounts payable and accrued liabilities	(10,269)	(7,350)
Net cash provided by operating activities	10,629	18,101

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(18,523)	(14,521)
Maturities of investments	11,500	2,250
Proceeds from insurance recovery for destroyed property	2,297	—
Other	1	33
Net cash used in investing activities	(4,725)	(12,238)

CASH FLOWS FROM FINANCING ACTIVITIES:
Construction allowance receipts	—	3,286
Payments on lease obligations	(1,505)	(1,226)
Taxes on vested restricted shares	(883)	(1,152)
Dividends paid	(4,368)	(3,609)
Common stock purchased	(21,282)	(1,942)
Net cash used in financing activities	(28,038)	(4,643)
(Decrease) increase in cash and cash equivalents during the period	(22,134)	1,220
Cash and cash equivalents at beginning of period	70,659	65,481
Cash and cash equivalents at end of period	$48,525	$66,701

NEWS RELEASE – AUGUST 1, 2016

About Havertys

Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 122 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the company's website, havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company's reports filed with the SEC.

Conference Call Information

The company invites interested parties to listen to the live audiocast of the conference call on Tuesday, August 2, 2016 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through Tuesday, August 9, 2016. The number to access the telephone playback is 1(888)‑203-1112 (replay passcode:  8276743).

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Havertys